                                                                                       EXHIBIT 12
                        NEW YORK STATE ELECTRIC & GAS CORPORATION AND SUBSIDIARIES
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                    Calendar Year
                                                1995      1994      1993      1992      1991
                                                         (Thousands of Dollars)


Net Income (Loss) . . . . . . . .            $196,690  $187,645  $166,028  $183,968  $168,642
Add:
 Federal income tax - current . .              71,144    75,892    36,024    38,066    29,513
 Federal income tax - deferred. .              44,720    26,569    49,726    51,210    53,104
                                             --------  --------  --------  --------  --------
  Pre-tax income (loss) . . . . .             312,554   290,106   251,778   273,244   251,259
Fixed charges . . . . . . . . . .             136,703   145,494   153,696   160,253   169,579
                                             --------  --------  --------  --------  --------
Earnings, as defined. . . . . . .            $449,257  $435,600  $405,474  $433,497  $420,838
                                             ========  ========  ========  ========  ========
Fixed Charges:
 Interest on long-term debt . . .            $115,687  $126,083  $134,331  $145,822  $151,649
 Other interest . . . . . . . . .               8,744     6,628     3,878     3,634     6,481
 Amortization of premium and
   expense on debt. . . . . . . .               6,488     7,014     7,242     5,933     5,396
 Interest portion of rental
   charges. . . . . . . . . . . .               5,784     5,769     8,245     4,864     6,053
                                             --------  --------  --------  --------  --------
Total fixed charges, as defined .            $136,703  $145,494  $153,696  $160,253  $169,579
                                             ========  ========  ========  ========  ========

Ratio of Earnings to
  Fixed Charges . . . . . . . . .                3.29      2.99      2.64      2.71      2.48
                                             ========  ========  ========  ========  ========
